Exhibit 99.1

Patterson Companies Reports 6% Comparable Revenue Growth in First Quarter

$0.45 EPS on Comparable Basis

St. Paul, MN—August 25, 2011— Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $847,422,000 for the first quarter of fiscal 2012 ended July 30, an increase of approximately 6% on a comparable basis from the year-earlier period. Comparable basis sales exclude the impact of an extra week in the first quarter of fiscal 2011. Reported sales in last year’s first quarter totaled $849,787,000.

Patterson reported first quarter net income of $48,610,000 or $0.42 per diluted share, which included previously-announced non-cash expense of $0.03 per diluted share related to Patterson’s Employee Stock Ownership Plan (ESOP). After adjusting for this ESOP-related expense, first quarter earnings were $0.45 per diluted share. Patterson reported earnings of $53,925,000 or $0.45 per diluted share in the first quarter of fiscal 2011. As reported in Patterson’s earnings release for the fourth quarter of fiscal 2011, the non-cash ESOP expense will affect the ongoing comparability of results for fiscal year 2012 earnings and beyond when compared to periods ended before fiscal 2012. The total impact in fiscal 2012 is estimated at $0.12 per share. A reconciliation of the impact on net earnings and per share amounts from this change is included at the end of this release.

In other developments, Webster Veterinary, Patterson’s companion-pet veterinary business, today announced the acquisition of American Veterinary Supply Corporation (AVSC), a full-service veterinary distributor on Long Island that serves approximately 2,000 veterinary practices and hospitals in the New York metropolitan area. With sales of approximately $25 million and 14 field sales representatives, AVSC will be operated as Webster’s eighteenth branch. Terms of the transaction were not disclosed.

Patterson Dental, Patterson’s largest business, reported comparable basis sales growth of approximately 4% to $533,367,000 in the first quarter.

•	Sales of consumable dental supplies and printed office products increased an estimated 2% on a comparable basis in the first quarter.

•

Sales of dental equipment and software increased an estimated 7% on a comparable basis from the year-earlier level, paced by strong, double-digit sales growth of new-technology equipment, including CEREC® and digital radiography products.

•

Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased an estimated 6% on a comparable basis from last year’s first quarter.

First quarter sales of Patterson Medical, the rehabilitation supply and equipment unit, rose approximately 12% on a comparable basis to $134,452,000. Internally-generated sales increased approximately 1% on a comparable basis, while the June 2010 acquisitions of the healthcare businesses of DCC Healthcare and favorable foreign currency adjustments accounted for the balance of the year-over-year sales growth. Sales of the Webster Veterinary unit increased approximately 8% on a comparable basis from the year-earlier period to $179,603,000.

Scott P. Anderson, president and chief executive officer, commented: “Within Patterson Dental, sales of consumable supplies grew modestly on a comparable basis, as the market continues to be affected by a sluggish economy. Our dental equipment growth was driven by strong sales of our various new-technology equipment lines as dentists are continuing to invest in the digital conversion that is transforming the practice of dentistry. Patterson Dental is the leading distributor of new-technology equipment by a significant margin, and we see ongoing growth opportunities in this key area.”

He continued: “We believe Patterson Medical continued to gain market share in the first quarter despite market and changing regulatory conditions in North America and overseas. The integration of the DCC businesses has been completed, and no significant incremental expenses related to this transaction are anticipated going forward. We continue to believe Patterson Medical is well positioned, domestically and internationally, as an ongoing growth driver of our overall performance.”

Anderson added: “Webster’s first quarter sales growth on a comparable basis, which was driven by improved sales of both consumable supplies and equipment and software, was largely consistent with our internal forecast. We plan to continue investing in the unit’s relatively new equipment and service business, which has expanded Webster’s full-service platform. Webster also is investing in a range of technology initiatives aimed at strengthening the profitability of veterinary practices and forging stronger relationships between pet owners and their veterinarians. We believe these initiatives should further strengthen Webster’s competitive position in coming years.”

Patterson has used internally-generated cash to repurchase $157 million or 4.9 million shares of its common stock since its new 25 million share, five-year buyback was authorized in March 2011. This included the repurchase of nearly 2 million shares in the most recent quarter.

Patterson reiterated its previously announced financial guidance of $1.90 to $2.00 per diluted share for fiscal 2012.

ESOP Expense Reconciliation Table

Dollars in thousands, except EPS

	July 30, 2011	July 31, 2010
Net Income	$48,610	$53,925
Incremental ESOP Expense	3,219	—

Adjusted Net Income (non-GAAP)	$51,829	$53,925

Diluted Earnings Per Share	$0.42	$0.45
Incremental ESOP Expense	$0.03	—

Adjusted Earnings Per Share (non-GAAP)	$0.45	$0.45

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

First Quarter Conference Call and Replay

Patterson’s first quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the first quarter conference call can be heard for one month at 1-303-590-3030 and providing the conference ID: 4465229.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended
	July 30, 2011	July 31, 2010

Net sales	$847,422	$849,787

Gross profit	278,276	280,200

Operating expenses	196,283	191,176

Operating income	81,993	89,024

Other expense, net	(5,135)	(3,257)

Income before taxes	76,858	85,767

Income taxes	28,248	31,842

Net income	$48,610	$53,925

Earnings per share:
Basic	$0.42	$0.45
Diluted	$0.42	$0.45

Shares:
Basic	115,576	119,022
Diluted	116,285	119,784

Dividends declared per common share	$0.12	$0.10

Gross margin	32.8%	33.0%

Operating expenses as a % of net sales	23.2%	22.5%

Operating income as a % of net sales	9.7%	10.5%

Effective tax rate	36.8%	37.1%

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 30, 2011	April 30, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$373,776	$388,665
Receivables, net	423,285	465,170
Inventory	346,476	336,094
Prepaid expenses and other current assets	35,195	40,780

Total current assets	1,178,732	1,230,709

Property and equipment, net	196,243	189,583
Goodwill and other intangible assets	1,018,983	1,022,832
Investments and other	123,555	121,844

Total Assets	$2,517,513	$2,564,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$201,801	$210,033
Other accrued liabilities	147,909	157,398
Current maturities of long-term debt	—	—

Total current liabilities	349,710	367,431

Long-term debt	525,000	525,000
Other non-current liabilities	108,652	111,997

Total liabilities	983,362	1,004,428

Stockholders’ equity	1,534,151	1,560,540

Total Liabilities and Stockholders’ Equity	$2,517,513	$2,564,968

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 30, 2011	July 31, 2010

Consolidated Net Sales
Consumable and printed products	$574,962	$586,603
Equipment and software	199,651	192,221
Other	72,809	70,963

Total	$847,422	$849,787

Dental Supply
Consumable and printed products	$308,869	$325,992
Equipment and software	161,027	154,571
Other	63,471	62,115

Total	$533,367	$542,678

Rehabilitation Supply
Consumable and printed products	$96,716	$90,925
Equipment and software	31,057	30,376
Other	6,679	6,173

Total	$134,452	$127,474

Veterinary Supply
Consumable and printed products	$169,377	$169,686
Equipment and software	7,567	7,274
Other	2,659	2,675

Total	$179,603	$179,635

Other (Expense) Income, net
Interest income	$1,829	$2,643
Interest expense	(6,353)	(6,890)
Other	(611)	990

	$(5,135)	$(3,257)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 30, 2011	July 31, 2010

Operating activities:
Net income	$48,610	$53,925
Depreciation & amortization	9,082	9,523
Stock-based compensation	3,180	2,669
ESOP compensation	5,700	525
Change in assets and liabilities, net of acquired	144	(43,884)

Net cash provided by operating activities	66,716	22,758

Investing activities:
Additions to property and equipment, net of disposals	(10,247)	(9,130)
Acquisitions and equity investments	—	(46,682)

Net cash used in investing activities	(10,247)	(55,812)

Financing activities:
Dividends paid	(13,801)	(11,916)
Share repurchases	(59,913)	—
Other financing activities	4,199	7,988

Net cash used in financing activities	(69,515)	(3,928)

Effect of exchange rate changes on cash	(1,843)	(5,182)

Net decrease in cash and cash equivalents	$(14,889)	$(42,164)